Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-284538

GS Finance Corp. $740,000 Autocallable Fixed Coupon ETF-Linked Notes due 2029 guaranteed by The Goldman Sachs Group, Inc.

Unless your notes are called, you will receive on the applicable coupon payment date (the monthly dates specified on page PS-5 of this pricing supplement) a coupon for each $1,000 face amount of your notes equal to $9.75 (0.975% monthly, or up to 11.7% per annum) and the return on your notes on the stated maturity date (August 20, 2029) will be based on the performances of the VanEck Junior Gold Miners ETF, the iShares® Silver Trust and the Global X Uranium ETF (each, an ETF).

The return on your notes is linked, in part, to the performance of each of the VanEck Junior Gold Miners ETF and the Global X Uranium ETF, and in each case not to that of the index on which such ETF is based.

Your notes will be automatically called before the stated maturity date if the closing level of each ETF on any call observation date (the dates specified on page PS-5 of this pricing supplement) is greater than or equal to its initial level ($115.89 with respect to the VanEck Junior Gold Miners ETF, $58.16 with respect to the iShares® Silver Trust and $45.25 with respect to the Global X Uranium ETF (which in each case is an intra-day level or the closing level of such ETF on the trade date (August 13, 2026))). If your notes are called, on the applicable call payment date (the coupon payment date immediately following the relevant call observation date) you will receive the face amount of your notes plus the coupon then due.

If your notes have not been called, at maturity you will receive an amount based on the ETF with the lowest ETF return (the percentage increase or decrease in the final level of such ETF on the determination date (August 15, 2029) from its initial level), plus the final coupon.

At maturity, if your notes have not been called, for each $1,000 face amount of your notes you will receive the following in addition to the final coupon:

•
if the ETF return of each ETF is greater than or equal to -40% (the final level of each ETF is greater than or equal to 60% of its initial level), $1,000; or
•
if the ETF return of any ETF is less than -40% (the final level of any ETF is less than 60% of its initial level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the lesser performing ETF return. You will receive less than 60% of the face amount of your notes.

If the ETF return for any ETF is less than -40%, the percentage of the face amount of your notes you will receive will be based on the performance of the ETF with the lowest ETF return. In such event, you will receive less than 60% of the face amount of your notes.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-12.

The estimated value of your notes at the time the terms of your notes are set on the trade date is equal to approximately $937 per $1,000 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page.

Original issue date:	August 18, 2026	Original issue price:	100% of the face amount
Underwriting discount:	3.75% of the face amount	Net proceeds to the issuer:	96.25% of the face amount

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Pricing Supplement No. 26,435 dated August 13, 2026.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a note after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $937 per $1,000 face amount, which is less than the original issue price. The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $25.5 per $1,000 face amount).

Prior to November 13, 2026, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through November 12, 2026). On and after November 13, 2026, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

About Your Prospectus

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below, does not set forth all of the terms of your notes and therefore should be read in conjunction with such documents:

•
General terms supplement no. 17,745 dated January 20, 2026
•
Prospectus supplement dated February 14, 2025
•
Prospectus dated February 14, 2025

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. The notes will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

The notes will be issued in book-entry form and represented by master note no. 3, dated March 22, 2021.

Terms AND CONDITIONS

CUSIP / ISIN: 40058L6Y1 / US40058L6Y10

Company (Issuer): GS Finance Corp.

Guarantor: The Goldman Sachs Group, Inc.

Underliers (each individually, an underlier): the VanEck Junior Gold Miners ETF (current Bloomberg symbol: “GDXJ UP Equity”), or any successor underlier, the iShares® Silver Trust (current Bloomberg symbol: “SLV UP Equity”), or any successor underlier, and the Global X Uranium ETF (current Bloomberg symbol: “URA UP Equity”), or any successor underlier, as each may be modified, replaced or adjusted from time to time as provided herein

Underlying indices (each individually, an underlying index): with respect to the VanEck Junior Gold Miners ETF or the Global X Uranium ETF, the index tracked by such underlier

Face amount: $740,000 in the aggregate on the original issue date; the aggregate face amount may be increased if the company, at its sole option, decides to sell an additional amount on a date subsequent to the trade date

Authorized denominations: $1,000 or any integral multiple of $1,000 in excess thereof

Principal amount: Subject to redemption by the company as provided under “— Company’s redemption right (automatic call feature)” below, on the stated maturity date, in addition to the final coupon, the company will pay, for each $1,000 of the outstanding face amount, an amount, if any, in cash equal to the cash settlement amount.

Cash settlement amount:

•
if the final underlier level of each underlier is greater than or equal to its trigger buffer level, $1,000; or
•
if the final underlier level of any underlier is less than its trigger buffer level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the lesser performing underlier return

Company’s redemption right (automatic call feature): if a redemption event occurs, then the outstanding face amount will be automatically redeemed in whole and the company will pay, in addition to the coupon then due, an amount in cash on the following call payment date, for each $1,000 of the outstanding face amount, equal to $1,000

Redemption event: a redemption event will occur if, as measured on any call observation date, the closing level of each underlier is greater than or equal to its initial underlier level

Initial underlier level: $115.89 with respect to the VanEck Junior Gold Miners ETF, $58.16 with respect to the iShares® Silver Trust and $45.25 with respect to the Global X Uranium ETF. The initial underlier level of each underlier is an intra-day level or the closing level of such underlier on the trade date.

Final underlier level: with respect to an underlier, the closing level of such underlier on the determination date, subject to adjustment as provided in “— Consequences of a market disruption event or a non-trading day” and “— Discontinuance or modification of an underlier” below

Underlier return: with respect to an underlier, the quotient of (i) its final underlier level minus its initial underlier level divided by (ii) its initial underlier level, expressed as a percentage

Lesser performing underlier return: the underlier return of the lesser performing underlier

Lesser performing underlier: the underlier with the lowest underlier return

Trigger buffer level: for each underlier, 60% of its initial underlier level

Coupon: subject to the company’s redemption right, on each coupon payment date, for each $1,000 of the outstanding face amount, the company will pay an amount in cash equal to $9.75 (0.975% monthly, or up to 11.7% per annum). The coupon paid on each coupon payment date will be paid to the person in whose name this note is registered as of the close of business on the regular record date for such coupon payment date. If the coupon is due at maturity but on a day that is not a coupon payment date, the coupon will be paid to the person entitled to receive the principal of this note.

Trade date: August 13, 2026

Original issue date: August 18, 2026

Determination date: August 15, 2029, unless the calculation agent determines that, with respect to any underlier, a market disruption event occurs or is continuing on that day or that day is not otherwise a trading day. In the event the originally scheduled determination date is a non-trading day with respect to any underlier, the determination date will be the first day thereafter that is a trading day for all underliers (the “first qualified trading day”) provided that no market disruption event occurs or is continuing with respect to an underlier on that day. If a market disruption event with respect to an underlier occurs or is continuing on the originally scheduled determination date or the first qualified trading day, the determination date will be the first following trading day on which the calculation agent determines that each underlier has had at least one trading day (from and including the originally scheduled determination date or the first qualified trading day, as applicable) on which no market disruption event has occurred or is continuing and the closing level of each underlier will be determined on or prior to the postponed determination date as set forth under “— Consequences of a market disruption event or a non-trading day” below. (In such case, the determination date may differ from the date on which the level of an underlier is determined for the purpose of the calculations to be performed on the determination date.) In no event, however, will the determination date be postponed to a date later than the originally scheduled stated maturity date or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date, either due to the occurrence of serial non-trading days or due to the occurrence of one or more market disruption events. On such last possible determination date, if a market disruption event occurs or is continuing with respect to an underlier that has not yet had such a trading day on which no market disruption event has occurred or is continuing or if such last possible day is not a trading day with respect to such underlier, that day will nevertheless be the determination date.

Stated maturity date: August 20, 2029, unless that day is not a business day, in which case the stated maturity date will be postponed to the next following business day. The stated maturity date will also be postponed if the determination date is postponed as described under “— Determination date” above. In such a case, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled determination date to and including the actual determination date.

Call observation dates: the dates specified in the table below, unless the calculation agent determines that, with respect to any underlier, a market disruption event occurs or is continuing on that day or that day is not otherwise a trading day. In the event the originally scheduled call observation date is a non-trading day with respect to any underlier, the call observation date will be the first day thereafter that is a trading day for all underliers (the “first qualified call trading day”) provided that no market disruption event occurs or is continuing with respect to an underlier on that day. If a market disruption event with respect to an underlier occurs or is continuing on the originally scheduled call observation date or the first qualified call trading day, the call observation date will be the first following trading day on which the calculation agent determines that each underlier has had at least one trading day (from and including the originally scheduled call observation date or the first qualified call trading day, as applicable) on which no market disruption event has occurred or is continuing and the closing level of each underlier for that call observation date will be determined on or prior to the postponed call observation date as set forth under “— Consequences of a market disruption event or a non-trading day” below. (In such case, the call observation date may differ from the date on which the level of an underlier is determined for the purpose of the calculations to be performed on the call observation date.) In no event, however, will the call observation date be postponed to a date later than the originally scheduled corresponding call payment date or, if the originally scheduled corresponding call payment date is not a business day, later than the first business day after the originally scheduled corresponding call payment date, either due to the occurrence of serial non-trading days or due to the occurrence of one or more market disruption events. On such last possible call observation date, if a market disruption event occurs or is continuing with respect to an underlier that has not yet had such a trading day on which no market disruption event has occurred or is continuing or if such last possible day is not a trading day with respect to such underlier, that day will nevertheless be the call observation date.

Call Observation Dates
February 12, 2027
March 15, 2027
April 14, 2027
May 13, 2027
June 15, 2027
July 14, 2027
August 13, 2027
September 15, 2027
October 13, 2027
November 15, 2027
December 15, 2027
January 12, 2028
February 15, 2028
March 15, 2028
April 12, 2028
May 15, 2028
June 14, 2028
July 13, 2028
August 15, 2028
September 13, 2028
October 13, 2028
November 15, 2028
December 13, 2028
January 12, 2029
February 14, 2029
March 14, 2029
April 13, 2029
May 15, 2029
June 13, 2029
July 13, 2029

Call payment dates: with respect to a call observation date, the coupon payment date immediately following such call observation date, subject to adjustment as provided under “— Coupon payment dates” below

Coupon payment dates: the dates specified in the table below. If an originally scheduled coupon payment date is not a business day, such coupon payment date will be postponed to the next following business day. A coupon payment date (other than the final coupon payment date) will also be postponed if the immediately preceding call observation date associated with such coupon payment date is postponed as described under “— Call observation dates” above. In such a case, regardless of whether the notes are automatically called, such coupon payment date will be postponed by the same number of business day(s) from but excluding the originally scheduled call observation date to and including the actual call observation date. The final coupon payment date will also be postponed if the stated maturity date is postponed as a result of a postponement of the determination date. In such a case, the final coupon payment date will be postponed by the same number of business day(s) from but excluding the originally scheduled determination date to and including the actual determination date.

Coupon Payment Dates
September 18, 2026
October 19, 2026
November 18, 2026
December 18, 2026
January 19, 2027
February 18, 2027
March 18, 2027
April 19, 2027
May 18, 2027
June 18, 2027
July 19, 2027
August 18, 2027
September 20, 2027
October 18, 2027
November 18, 2027
December 20, 2027
January 18, 2028
February 18, 2028
March 20, 2028
April 18, 2028
May 18, 2028
June 20, 2028
July 18, 2028
August 18, 2028
September 18, 2028
October 18, 2028
November 20, 2028
December 18, 2028
January 18, 2029
February 20, 2029
March 19, 2029
April 18, 2029
May 18, 2029
June 18, 2029
July 18, 2029
August 20, 2029

Closing level: on any trading day, with respect to an underlier, the closing sale price or last reported sale price, regular way, for such underlier, on a per-share or other unit basis:

•
on the principal national securities exchange on which such underlier is listed for trading on that day, or
•
if such underlier is not listed on any national securities exchange on that day, on any other U.S. national market system that is the primary market for the trading of such underlier.

If an underlier is not listed or traded as described above, then the closing level for such underlier on any day will be the average, as determined by the calculation agent, of the bid prices for such underlier obtained from as many dealers in such underlier selected by the calculation agent as will make those bid prices available to the calculation agent. The number of dealers need not exceed three and may include the calculation agent or any of its or the company’s affiliates.

The closing level of an underlier is subject to adjustment as described under “— Anti-dilution adjustments” below.

Trading day: with respect to an underlier, a day on which (i) the exchange on which such underlier has its primary listing is open for trading and (ii) the price of one share of such underlier is quoted by the exchange on which such underlier has its primary listing

Successor underlier: with respect to an underlier, any substitute underlier approved by the calculation agent as a successor as provided under “— Discontinuance or modification of an underlier” below

Underlier investment advisor: with respect to an underlier, at any time, the person or entity, including any successor investment advisor or trustee, as applicable, that serves as an investment advisor or trustee to such underlier as then in effect

Underlier stocks: with respect to the VanEck Junior Gold Miners ETF or the Global X Uranium ETF, at any time, the stocks that comprise such underlier as then in effect, after giving effect to any additions, deletions or substitutions

Market disruption event: With respect to any given trading day, any of the following will be a market disruption event with respect to an underlier:

•
a suspension, absence or material limitation of trading in such underlier on its primary market for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion,
•
a suspension, absence or material limitation of trading in option or futures contracts relating to such underlier in the primary market for those contracts for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or
•
such underlier does not trade on what was the primary market for such underlier, as determined by the calculation agent in its sole discretion,

and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of the company or any of its affiliates or a similarly situated person to unwind all or a material portion of a hedge that could be effected with respect to this note.

The following events will not be market disruption events:

•
a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and
•
a decision to permanently discontinue trading in option or futures contracts relating to such underlier.

For this purpose, an “absence of trading” in the primary securities market on which shares of such underlier are traded, or on which option or futures contracts, if available, relating to such underlier are traded, will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in shares of such underlier or in option or futures contracts, if available, relating to such underlier in the primary market for such underlier or those contracts, by reason of:

•
a price change exceeding limits set by that market,
•
an imbalance of orders relating to the shares of such underlier or those contracts, or
•
a disparity in bid and ask quotes relating to the shares of such underlier or those contracts,

will constitute a suspension or material limitation of trading in shares of such underlier or those contracts in that market.

A market disruption event with respect to one underlier will not, by itself, constitute a market disruption event for any unaffected underlier.

Consequences of a market disruption event or a non-trading day: With respect to any underlier, if a market disruption event occurs or is continuing on a day that would otherwise be a call observation date or the determination date, or such day is not a trading day, then such call observation date or the determination date will be postponed as described under “— Call observation dates” or “— Determination date” above. If any call observation date or the determination date is postponed to the last possible date due to the occurrence of serial non-trading days, the level of each underlier will be the calculation agent’s assessment of such level, in its sole discretion, on such last possible postponed call observation date or determination date, as applicable. If any call observation date or the determination date is postponed due to a market disruption event with respect to any underlier, the closing level of each underlier with respect to such call observation date or the final underlier level with respect to the determination date, as applicable, will be calculated based on (i) for any underlier that is not affected by a market disruption event on (A) the applicable originally scheduled call observation date or the first qualified call trading day thereafter (if applicable) or (B) the originally scheduled determination date or the first qualified trading day thereafter (if applicable), the closing level of the underlier on that date, (ii) for any underlier that is affected by a market disruption event on (A) the applicable originally scheduled call observation date or the first qualified call trading day thereafter (if applicable) or (B) the originally scheduled determination date or the first qualified trading day thereafter (if applicable), the closing level of the underlier on the first following trading day on which no market disruption event exists for such underlier and (iii) the calculation agent’s assessment, in its sole discretion, of the level of any underlier on the last possible postponed call observation date or determination date, as applicable, with respect to such underlier as to which a market disruption event continues through the last possible postponed call observation date or determination date. As a result, this could result in the closing level on any call observation date or final underlier level on the determination date of each underlier being determined on different calendar dates. For the avoidance of doubt, once the closing level for an underlier is determined for a call observation date or determination date, the occurrence of a later market disruption event or non-trading day will not alter such calculation.

Discontinuance or modification of an underlier: (i) If, with respect to the VanEck Junior Gold Miners ETF or Global X Uranium ETF, such underlier is delisted from the exchange on which the underlier has its primary listing and its underlier investment advisor or anyone else publishes a substitute underlier that the calculation agent determines is comparable to such underlier and approves as a successor underlier, or if the calculation agent designates a substitute underlier, then the calculation agent will determine the amount in cash payable on the call payment date or the stated maturity date, as applicable, by reference to such successor underlier.

If the calculation agent determines on a call observation date or the determination date, as applicable, that such underlier is delisted or withdrawn from the exchange on which the underlier has its primary listing and there is no successor underlier, the calculation agent will determine the amount in cash payable on the related call payment date or the stated maturity date, as applicable, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate such underlier.

If the calculation agent determines that such underlier, the underlier stocks comprising such underlier or the method of calculating such underlier is changed at any time in any respect — including any split or reverse split of the underlier, a material change in the investment objective of the underlier and any addition, deletion or substitution and any reweighting or rebalancing of such underlier or the underlier stocks and whether the change is made by the underlier investment advisor under its existing policies or following a modification of those policies, is due to the publication of a successor underlier, is due to events affecting one or more of the underlier stocks or their issuers or is due to any other reason — then the calculation agent will be permitted (but not required) to make such adjustments in such underlier or the method of its calculation as it believes are appropriate to ensure that the levels of such underlier used to determine the amount in cash payable on the related call payment date or the stated maturity date, as applicable, is equitable.

(ii) If, with respect to the iShares® Silver Trust, such underlier is delisted from the exchange on which the underlier has its primary listing and its underlier investment advisor or anyone else publishes a substitute underlier that the calculation agent determines is comparable to such underlier and approves as a successor underlier, or if the calculation agent designates a substitute underlier, then the calculation agent will determine the amount in cash payable on the call payment date or the stated maturity date, as applicable, by reference to such successor underlier.

If the calculation agent determines on a call observation date or the determination date, as applicable, that such underlier is delisted or withdrawn from the exchange on which the underlier has its primary listing and there is no successor underlier, the calculation agent will determine the amount in cash payable on the related call payment date or the stated maturity date, as applicable, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate such underlier.

If the calculation agent determines that such underlier or the method of calculating such underlier is changed at any time in any respect — including any split or reverse split of the underlier, a material change in the investment objective of the underlier and any addition, deletion or substitution and any reweighting or rebalancing of such underlier and whether the change is made by the underlier investment advisor under its existing policies or following a modification of those policies, is due to the publication of a successor underlier or is due to any other reason— then the calculation agent will be permitted (but not required) to make such adjustments in such underlier or the method of its calculation as it believes are appropriate to ensure that the levels of such underlier used to determine the amount in cash payable on the related call payment date or the stated maturity date, as applicable, is equitable.

(iii) All determinations and adjustments to be made by the calculation agent with respect to an underlier may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Regular record dates: the scheduled business day immediately preceding the day on which payment is to be made (as such payment date may be adjusted)

Anti-dilution adjustments: the calculation agent will have discretion to adjust the closing level of an underlier if certain events occur (including those described above under “— Discontinuance or modification of an underlier”). In the event that any event other than a delisting or withdrawal from the relevant exchange occurs, the calculation agent shall determine whether and to what extent an adjustment should be made to the level of such underlier or any other term. The calculation agent shall have no obligation to make an adjustment for any such event.

Calculation agent: Goldman Sachs & Co. LLC (“GS&Co.”)

Overdue principal rate and overdue coupon rate: the effective Federal Funds rate

Hypothetical ExampleS

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical closing levels of the lesser performing underlier on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of underlier levels that are entirely hypothetical; no one can predict what the closing level of any underlier will be on any day throughout the life of your notes, what the closing level of any underlier will be on any call observation date and what the final underlier level of the lesser performing underlier will be on the determination date. The underliers have been highly volatile in the past — meaning that the underlier levels have changed substantially in relatively short periods — and their performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to a call payment date or the stated maturity date. If you sell your notes in a secondary market prior to a call payment date or the stated maturity date, as the case may be, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underliers, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page PS-13 of this pricing supplement. The information in the examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000
Trigger buffer level	with respect to each underlier, 60% of its initial underlier level
The notes are not automatically called Neither a market disruption event nor a non-trading day occurs on any originally scheduled call observation date or the originally scheduled determination date

No change in or affecting any underlier, any underlier stock, any policy of the applicable underlier investment advisor or any method by which the sponsor of the applicable underlier’s underlying index calculates its underlying index

The effect of the coupons has been excluded

Notes purchased on original issue date at the face amount and held to the stated maturity date

For these reasons, the actual performance of the underliers over the life of your notes and the actual underlier levels on any call observation date may bear little relation to the hypothetical examples shown below or to the historical underlier levels shown elsewhere in this pricing supplement. For information about the underlier levels during recent periods, see “The Underliers — Historical Closing Levels of the Underliers” on page PS-31. Before investing in the notes, you should consult publicly available information to determine the underlier levels between the date of this pricing supplement and the date of your purchase of the notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlier stocks. If the notes are not automatically called on any call observation date (i.e., on each call observation date the closing level of any underlier is less than its initial underlier level), the cash settlement amount we would deliver for each $1,000 face amount of your notes on the stated maturity date will depend on the performance of the lesser performing underlier on the determination date, as shown in the table below. The table below assumes that the notes have not been automatically called on a call observation date, does not include the final coupon and reflects hypothetical cash settlement amounts that you could receive on the stated maturity date.

The levels in the left column of the table below represent hypothetical final underlier levels of the lesser performing underlier and are expressed as percentages of the initial underlier level of the lesser performing underlier. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier level of the lesser performing underlier, and are expressed as percentages of the face amount (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final underlier level of the lesser performing underlier and the assumptions noted above.

The Notes Have Not Been Automatically Called

Hypothetical Final Underlier Level of the Lesser Performing Underlier	Hypothetical Cash Settlement Amount
(as Percentage of Initial Underlier Level)	(as Percentage of Face Amount)*
175.000%	100.000%
150.000%	100.000%
125.000%	100.000%
100.000%	100.000%
90.000%	100.000%
80.000%	100.000%
60.000%	100.000%
59.999%	59.999%
50.000%	50.000%
25.000%	25.000%
10.000%	10.000%
0.000%	0.000%
*Does not include the final coupon

If, for example, the notes have not been automatically called on a call observation date and the final underlier level of the lesser performing underlier were determined to be 25.000% of its initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be 25.000% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment). In addition, if the final underlier level of the lesser performing underlier were determined to be 175.000% of its initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be limited to 100.000% of each $1,000 face amount of your notes, as shown in the table above. As a result, if you held your notes to the stated maturity date, you would not benefit from any increase in the final underlier level of the lesser performing underlier over its initial underlier level.

The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the underliers that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced By Many Unpredictable Factors” on page PS-15.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual closing levels of the underliers on any day, the final underlier level of the underliers or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the closing levels of the underliers and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive at maturity and the rate of return on the offered notes will depend on whether or not the notes are called and on the actual closing levels of the underliers on the call observation dates and the actual final underlier levels determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical examples are based may turn out to be inaccurate. Consequently, the cash amount to be paid in respect of your notes on the stated maturity date, if any, may be very different from the information reflected in the examples above.

Additional Risk Factors Specific to Your Notes

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 17,745. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus, the accompanying prospectus supplement and the accompanying general terms supplement no. 17,745. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., with respect to the VanEck Junior Gold Miners ETF or the Global X Uranium ETF to which your notes are linked, the stocks comprising such underlier. You should carefully consider whether the offered notes are appropriate given your particular circumstances.

Risks Related to Structure, Valuation and Secondary Market Sales

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced By Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “Additional Risk Factors Specific to the Notes — Your Notes May Not Have an Active Trading Market” on page S-7 of the accompanying general terms supplement no. 17,745.

The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the notes will be based on the performance of each underlier, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the notes. The notes are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” on page S-5 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer – Guarantee by The Goldman Sachs Group, Inc.” on page 65 of the accompanying prospectus.

You May Lose Your Entire Investment in the Notes

You can lose your entire investment in the notes. Assuming your notes are not automatically called, the cash settlement amount on your notes, if any, on the stated maturity date will be based on the performance of the lesser performing of the underliers as measured from their initial underlier levels to their closing levels on the determination date. If the final underlier level of any underlier is less than its trigger buffer level, you will have a loss for each $1,000 of the face amount of your notes equal to the product of (i) $1,000 times (ii) the lesser performing underlier return. Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the market price of your notes prior to a call payment date or the stated maturity date, as the case may be, may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

The Return on Your Notes May Change Significantly Despite Only a Small Change in the Level of the Lesser Performing Underlier

If the final underlier level of the lesser performing underlier is less than its trigger buffer level, you will receive less than the face amount of your notes and you could lose all or a substantial portion of your investment in the notes. This means that while a decrease in the final underlier level of the lesser performing underlier to its trigger buffer level will not result in a loss of principal on the notes, a decrease in the final underlier level of the lesser performing underlier to less than its trigger buffer level will result in a loss of a significant portion of the face amount of the notes despite only a small change in the level of the lesser performing underlier.

Your Notes Are Subject to Automatic Redemption

We will automatically call and redeem all, but not part, of your notes on a call payment date if, as measured on any call observation date, the closing level of each underlier is greater than or equal to its initial underlier level. Therefore, the term for your notes may be reduced. You will not receive any additional coupon payments after the notes are automatically called and you may not be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are automatically called prior to maturity. For the avoidance of doubt, if your notes are automatically called, no discounts, commissions or fees described herein will be rebated or reduced.

The Coupon Is Fixed and Does Not Reflect the Actual Performance of the Underliers

Subject to the automatic call feature, the notes will pay a fixed coupon on each coupon payment date. The coupon for each monthly coupon payment date is different from, and may be significantly less than, a coupon that is based on the performance of the underliers. You will not participate in any appreciation of any underlier. Accordingly, the coupons on the notes may be significantly less than the return you could earn on another instrument linked to the underliers that pays coupons based on the performance of the underliers.

The Cash Settlement Amount Will Be Based Solely on the Lesser Performing Underlier

If the notes are not automatically called, the cash settlement amount will be based on the lesser performing underlier without regard to the performances of the other underliers. As a result, you could lose all or some of your initial investment if the lesser performing underlier return is negative, even if there is an increase in the levels of the other underliers. This could be the case even if the other underliers increased by an amount greater than the decrease in the lesser performing underlier.

The Market Value of Your Notes May Be Influenced By Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•
the levels of the underliers;
•
the volatility - i.e., the frequency and magnitude of changes - in the closing levels of the underliers;
•
the dividend rates of the underlier stocks;
•
economic, financial, regulatory, political, military, public health and other events that affect stock markets generally and the underlier stocks, and which may affect the closing levels of the underliers;
•
interest rates and yield rates in the market;
•
the time remaining until your notes mature; and
•
our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your notes may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in notes with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors may influence the market value of your notes if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes prior to maturity, you may receive less than the face amount of your notes. You cannot predict the future performance of the underliers based on their historical performance.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The cash settlement amount you will be paid for your notes on the stated maturity date, if any, or the amount you will be paid on a call payment date will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to a call payment date or the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to a call payment date or the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.

The Return on Your Notes Will Not Reflect Any Dividends Paid on the Underliers or Any Underlier Stocks

The return on your notes will not reflect the return you would realize if you actually owned shares of the underliers and received the distributions paid on the shares of such underliers. You will not receive any dividends that may be paid on any of the underlier stocks by the underlier stock issuers or the shares of the underliers. See “— You Have No Shareholder Rights or Rights to Receive Any Shares of the Underliers or Any Underlier Stock” below for additional information.

You Have No Shareholder Rights or Rights to Receive Any Shares of the Underliers or Any Underlier Stock

Investing in your notes will not make you a holder of any shares of the underliers or any underlier stocks. Neither you nor any other holder or owner of your notes will have any rights with respect to the underliers or the underlier stocks, including any voting rights, any rights to receive dividends or other distributions, any rights to make a claim against the underliers or the underlier stocks or any other rights of a holder of any shares of the underliers or the underlier stocks. Your notes will be paid in cash, as will any coupon payments, and you will have no right to receive delivery of any shares of the underliers or any underlier stocks.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this pricing supplement.

Additional Risks Related to the VanEck Junior Gold Miners ETF and the Global X Uranium ETF (each, an Equity ETF)

The Policies of the Underlier Investment Advisor For Any Equity ETF and the Underlying Index Sponsor of the Underlying Index Tracked By Any Equity ETF Could Affect the Amount Payable on Your Notes and Their Market Value

The underlier investment advisor of any equity ETF may from time to time be called upon to make certain policy decisions or judgments with respect to such equity ETF, including those concerning the calculation of the net asset value of such equity ETF, additions, deletions or substitutions of securities held by such equity ETF and the manner in which changes affecting its underlying index are reflected in such equity ETF that could affect the market price of the shares of that equity ETF, and therefore, the amount payable on your notes. The amount payable on your notes and their market value could also be affected if the underlier investment advisor changes its policies, for example, by changing the manner in which it calculates the net asset value of such equity ETF, or if the underlier investment advisor discontinues or suspends calculation or publication of the net asset value of such equity ETF, in which case it may become difficult or inappropriate to determine the market value of your notes.

If events such as these occur, the calculation agent — which initially will be GS&Co., our affiliate — may determine the closing levels of the equity ETFs on the determination date — and thus the amount payable on the stated maturity date, if any — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the closing level of such equity ETF on the determination date, and the amount payable on your notes more fully under “Terms and Conditions — Discontinuance or modification of an underlier” above.

In addition, the sponsor of the underlying index of any equity ETF owns that underlying index and is responsible for the design and maintenance of its underlying index. The policies of the sponsor of any equity ETF’s underlying index concerning the calculation of a particular underlying index, including decisions regarding the addition, deletion or substitution of the equity securities included in that underlying index, could affect the level of that underlying index and, consequently, could affect the market prices of shares of the related equity ETF and, therefore, the amount payable on your notes and their market value

There Is No Assurance That an Active Trading Market Will Continue For the Equity ETFs or That There Will Be Liquidity in Any Such Trading Market; Further, the Equity ETFs Are Subject to Management Risks, Securities Lending Risks and Custody Risks

Although the shares of the equity ETFs and a number of similar products have been listed for trading on securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of any equity ETF or that there will be liquidity in the trading market.

In addition, each equity ETF is subject to management risk, which is the risk that the underlier investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. No equity ETF is actively managed and each equity ETF may be affected by a general decline in market segments relating to its underlying index. Each underlier investment advisor invests in securities included in, or representative of, its underlying index regardless of their investment merits. The underlier investment advisor does not attempt to take defensive positions in declining markets. In addition, each underlier investment advisor may be permitted to engage in securities lending with respect to a portion of an equity ETF’s total assets, which could subject the equity ETF to the risk that the borrower of such loaned securities fails to return the securities in a timely manner or at all.

In addition, the equity ETFs are subject to custody risk, which refers to the risks in the process of clearing and settling trades and to the holding of securities by local banks, agents and depositories. Low trading volumes and volatile prices in less developed markets make trades harder to complete and settle, and governments or trade groups may compel local agents to hold securities in designated depositories that are not subject to independent evaluation. The less developed a country’s securities market is, the greater the likelihood of custody problems.

Further, each equity ETF is subject to listing standards adopted by the securities exchange on which it is listed for trading. There can be no assurance that the equity ETFs will continue to meet the applicable listing requirements, or that the equity ETFs will not be delisted.

Each Equity ETF and Its Underlying Index Are Different and the Performance of Each Equity ETF May Not Correlate With the Performance of Its Underlying Index

Each equity ETF may not hold all or substantially all of the equity securities included in its underlying index and may hold securities or assets not included in its underlying index. Therefore, while the performance of each equity ETF is generally linked to the performance of its underlying index, the performance of each equity ETF is also linked in part to shares of equity securities not included in its underlying index and to the performance of other assets, such as futures contracts, options and swaps, as well as cash and cash equivalents, including shares of money market funds affiliated with its underlier investment advisor.

Imperfect correlation between an equity ETF’s portfolio securities and those in its underlying index, rounding of prices, changes to its underlying index and regulatory requirements may cause tracking error, which is the divergence of an equity ETF’s performance from that of its underlying index.

In addition, the performance of each equity ETF will reflect additional transaction costs and fees that are not included in the calculation of its underlying index and this may increase the tracking error of each equity ETF. Also, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the performance differential between each equity ETF and its underlying index. Finally, because the shares of each equity ETF are traded on an exchange and are subject to market supply and investor demand, the market value of one share of an equity ETF may differ from the net asset value per share of that equity ETF.

For all of the foregoing reasons, the performance of any equity ETF may not correlate with the performance of its underlying index. Consequently, the return on the notes will not be the same as investing directly in each underlying index or in any of the respective stocks comprising such underlying index, and will not be the same as investing in a debt security with a payment at maturity linked to the performance of each underlying index.

An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities Markets

The value of your notes is linked, in part, to equity ETFs that hold stocks traded in one or more foreign securities markets, including stocks traded in the equity markets of emerging market countries. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country’s geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government’s economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. The United Kingdom ceased to be a member of the European Union on January 31, 2020 (an event commonly referred to as “Brexit”). The effects of Brexit are uncertain, and, among other things, Brexit has contributed, and may continue to contribute, to volatility in the prices of securities of companies located in Europe (or elsewhere) and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.

Because foreign exchanges may be open on days when the equity ETFs are not traded, the value of the securities underlying the equity ETFs may change on days when shareholders will not be able to purchase or sell shares of the equity ETFs. This could result in premiums or discounts to an equity ETF’s net asset value that may be greater than those experienced by an equity ETF that does not hold foreign assets.

The countries whose markets are represented by the equity ETFs include emerging market countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. It will also likely be more costly and difficult for the underlier investment advisor to enforce the laws or regulations of a foreign country or trading facility, and it is possible that the foreign country or trading facility may not have laws or regulations which adequately protect the rights and interests of investors in the stocks included in the equity ETFs.

Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Equity ETF with Underlier Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Notes

Government regulatory action, including legislative acts and executive orders, could cause material changes to the composition of an equity ETF with underlier stocks from one or more foreign securities markets and could negatively affect your investment in the notes in a variety of ways, depending on the nature of such government regulatory action and the underlier stocks that are affected. For example, recent executive orders issued by the United States Government prohibit United States persons from purchasing or selling publicly traded securities of certain companies that are determined to operate or have operated in the defense and related materiel sector or the surveillance technology sector of the economy of the People’s Republic of China, or publicly traded securities that are derivative of, or that are designed to provide investment exposure to, those securities (including indexed notes). If the prohibitions in those executive orders (or prohibitions under other government regulatory action) become applicable to underlier stocks that are currently included in an equity ETF or that in the future are included in an equity ETF, such underlier stocks may be removed from an equity ETF. If government regulatory action results in the removal of underlier stocks that have (or historically have had) significant weight in an equity ETF, such removal could have a material and negative effect on the level of such equity ETF and, therefore, your investment in the notes. Similarly, if underlier stocks that are subject to those executive orders or subject to other government regulatory action are not removed from an equity ETF, the value of the notes could be materially and negatively affected, and transactions in, or holdings of, the notes may become prohibited under United States law. Any failure to remove such underlier stocks from an equity ETF could result in the loss of a significant portion or all of your investment in the notes, including if you attempt to divest the notes at a time when the value of the notes has declined.

Your Investment in the Notes Will Be Subject to Foreign Currency Exchange Rate Risk

The equity ETFs hold assets that are denominated in non-U.S. dollar currencies. The value of the assets held by the equity ETFs that are denominated in non-U.S. dollar currencies will be adjusted to reflect their U.S. dollar value by converting the price of such assets from the non-U.S. dollar currency to U.S. dollars. Consequently, if the value of the U.S. dollar strengthens against the non-U.S. dollar currency in which an asset is denominated, the level of the equity ETFs may not increase even if the non-dollar value of the asset held by the equity ETFs increases.

Foreign currency exchange rates vary over time, and may vary considerably during the term of your notes. Changes in a particular exchange rate result from the interaction of many factors directly or indirectly affecting economic and political conditions. Of particular importance are:

•
existing and expected rates of inflation;
•
existing and expected interest rate levels;
•
the balance of payments among countries;
•
the extent of government surpluses or deficits in the relevant foreign country and the United States; and
•
other financial, economic, military, public health and political factors.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of the relevant foreign countries and the United States and other countries important to international trade and finance.

The market price of the notes and levels of the equity ETFs could also be adversely affected by delays in, or refusals to grant, any required governmental approval for conversions of a local currency and remittances abroad or other de facto restrictions on the repatriation of U.S. dollars.

Even Though Currencies Trade Around-The-Clock, Your Notes Will Not

Your notes are linked, in part, to equity ETFs that hold assets denominated in non-U.S. dollar currencies. The interbank market in foreign currencies is a global, around-the-clock market. Therefore, the hours of trading for your notes, if any trading market develops, will not conform to the hours during which the currencies in which the equity ETFs are denominated or in which the equity ETF’s stocks trade. Significant price and rate movements may take place in the underlying foreign currency exchange markets that will not be reflected immediately in the price of your notes. The possibility of these movements should be taken into account in relating the value of your notes to those in the underlying foreign currency exchange markets. There is no systematic reporting of last-sale information for foreign currencies. Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the value of the equity ETFs used to calculate the amount payable on your notes. There is no regulatory requirement that those quotations be firm or revised on a timely basis.

The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign currency exchange markets.

Each Equity ETF May Be Disproportionately Affected By the Performance of a Small Number of Stocks

In the case of each equity ETF, a relatively small number of underlier stocks comprise a significant portion of the equity ETF. As a result, a decline in the prices of one or more of these stocks, including as a result of events negatively affecting one or more of these companies, may have the effect of significantly lowering the price of such equity ETF even if none of the other stocks held by such equity ETF are affected by such events. Because of the weighting of the holdings of each equity ETF, the amount you receive at maturity could be less than the payment at maturity you would have received if you had invested in a product linked to an exchange-traded fund that capped the maximum weight of any one stock to a low amount or that equally weighted all stocks held by such fund.

Additional Risks Related to the VanEck Junior Gold Miners ETF

The VanEck Junior Gold Miners ETF Is Concentrated in Gold and Silver Mining Companies and Does Not Provide Diversified Exposure

The VanEck Junior Gold Miners ETF’s stocks are not diversified and are concentrated in gold and silver mining companies, which means the VanEck Junior Gold Miners ETF is more likely to be more adversely affected by any negative performance of gold and silver mining companies than an underlier that includes more diversified stocks across a number of sectors. Investments related to gold and silver are considered speculative and are affected by a variety of factors. Competitive pressures may have a significant effect on the financial condition of gold and silver mining companies. Also, gold and silver mining companies are highly dependent on the price of gold and silver bullion, respectively, and may be adversely affected by a variety of worldwide economic, financial and political factors. The price of gold and silver may fluctuate substantially over short periods of time so the VanEck Junior Gold Miners ETF’s share price may be more volatile than other types of investments. Fluctuation in the prices of gold and silver may be due to a number of factors, including changes in inflation, changes in currency exchange rates and changes in industrial and commercial demand for metals (including fabricator demand). Additionally, increased environmental or labor costs may depress the value of metal investments. In particular, a drop in the price of gold and/or silver bullion would particularly adversely affect the profitability of small- and medium-capitalization mining companies and their ability to secure financing. Furthermore, companies that are only in the exploration stage are typically unable to adopt specific strategies for controlling the impact of the price of gold or silver. A significant number of the companies whose shares are owned by the underliers may be early stage mining companies that are in the exploration stage only or that hold properties that might not ultimately produce gold or silver. The exploration and development of mineral deposits involve significant financial risks over a significant period of time which even a combination of careful evaluation, experience and knowledge may not eliminate. Few properties which are explored are ultimately developed into producing mines. Major expenditures may be required to establish reserves by drilling and to construct mining and processing facilities at a site. In addition, many early stage miners operate at a loss and are dependent on securing equity and/or debt financing, which might be more difficult to secure for an early stage mining company than for a more established counterpart.

Additional Risks Related to the iShares® Silver Trust

The Policies of the iShares® Silver Trust’s Investment Advisor Could Affect the Amount Payable on Your Notes and Their Market Value

The iShares® Silver Trust’s investment advisor may be called upon to make certain policy decisions or judgments concerning the valuation of the assets held by iShares® Silver Trust, the calculation of the net asset value of the iShares® Silver Trust and additions, deletions or substitutions of assets in the iShares® Silver Trust. Such determinations could affect the market price of the shares of the iShares® Silver Trust, and therefore, the amount payable on your notes. The amount payable on your notes and their market value could also be affected if the underlier investment advisor changes these policies, for example, by changing or discontinuing the manner in which it evaluates the assets held by the iShares® Silver Trust and the manner in which it calculates the net asset value of the iShares® Silver Trust, in which case it may become difficult or inappropriate to determine the market value of your notes.

If events such as these occur, the calculation agent — which initially will be GS&Co., our affiliate — may determine the closing level of the iShares® Silver Trust on the determination date — and thus the amount payable on the stated maturity date, if any — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the closing level of the iShares® Silver Trust on the determination date and the amount payable on your notes more fully under “Terms and Conditions— Discontinuance or modification of an underlier” on page PS-8 of this pricing supplement.

There Is No Assurance That an Active Trading Market Will Continue For the iShares® Silver Trust or That There Will Be Liquidity in Any Such Trading Market; Further, the iShares® Silver Trust Is Subject to Custody Risks

Although the shares of the iShares® Silver Trust and a number of similar products have been listed for trading on securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the iShares® Silver Trust or that there will be liquidity in the trading market.

The purpose of the iShares® Silver Trust is to own silver transferred to the iShares® Silver Trust in exchange for shares issued by the iShares® Silver Trust. The iShares® Silver Trust is not actively managed and may be affected by a decline in the price of silver.

In addition, the iShares® Silver Trust is subject to custody risk, which refers to the risks in safekeeping the iShares® Silver Trust’s silver bullion and facilitating the transfer of silver bullion into and out of the iShares® Silver Trust.

Ongoing Commodities-Related Regulatory Investigations And Private Litigation Could Affect Prices for Commodities, Which Could Adversely Affect Your Notes

An increased focus on price setting and trading prices by regulators and exchanges recently have resulted in a number of changes to the ways in which prices are determined, including prices for commodities. This increased focus also resulted in the publication of standards for benchmark setting by the International Organization of Securities Commissions. Investigations by regulatory authorities, enforcement actions and criminal proceedings in the United States and around the world, and private litigation regarding potential direct and indirect manipulation of the trading prices of certain commodities, are ongoing against a number of firms.

These ongoing investigations, actions, proceedings and litigations may result in further review by exchanges and regulators of the methods by which commodities prices are determined and the manner in which commodities are traded and changes to those methods. In addition, changes to other commodity-related activities, such as storage facilities and delivery methods, may also occur. If any of these changes occur, the price of the commodity to which your notes may be linked may be affected, which may thereby adversely affect the price of the iShares® Silver Trust and your notes.

In addition, if alleged trading price manipulation or other alleged conduct that may have artificially affected prices has occurred or is continuing, certain published commodity prices (including historical prices) may have been, or may be in the future, artificially lower (or higher) than they would otherwise have been. In particular, the historical trading information of the commodity to which your notes may be linked may be incorrect and, as a result, may not be representative of the prices or changes in prices or the volatility of the commodity to which your notes may be linked. In the future, any such artificially lower (or higher) prices could have an adverse impact on the relevant commodities or commodity contracts and any payments on, and the value of, your notes and the trading market for your notes.

Legal and Regulatory Changes Could Adversely Affect the Return on and Value of Your Notes

The Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank), which effected substantial changes to the regulation of the futures and over-the-counter (OTC) derivatives markets, was enacted in July 2010. Dodd-Frank required regulators, including the Commodity Futures Trading Commission (CFTC), to adopt regulations to implement many of the requirements of the legislation. While the CFTC has adopted the required regulations, some of them have only recently become effective. The ultimate impact of the regulatory scheme, therefore, cannot yet be fully determined. Under Dodd-Frank, in October 2020 the CFTC adopted a rule to impose limits on the size of positions that can be held by market participants in futures and OTC derivatives on physical commodities. Required compliance with the new position limits rule began on January 1, 2022 for physical commodity futures (and any associated referenced contracts other than economically equivalent swaps) and on January 1, 2023 for economically equivalent swaps. Despite the compliance date for economically equivalent swaps having passed, there remains substantial market uncertainty as to the exact scope of what constitutes an economically equivalent swap. The CFTC also has adopted rules governing the aggregation of positions by market participants under common control and by trading managers. While the ultimate scope and impact of the position limit and aggregation rules, as well as other CFTC rules cannot be conclusively determined at present, these new requirements could restrict the ability of certain market participants to participate in the commodities, futures and swap markets and markets for other OTC derivatives on physical commodities to the extent and at the levels that they have in the past. These factors may also have the effect of reducing liquidity and increasing costs in these markets as well as affecting the structure of the markets in other ways.

In addition, these legislative and regulatory changes have increased, and will continue to increase, the level of regulation of markets and market participants, and therefore the costs of participating in the commodities, futures and OTC derivatives markets. Without limitation, these changes require many OTC derivatives transactions to be executed on regulated exchanges or trading platforms and cleared through regulated clearing houses. Swap dealers (as defined by the CFTC) are also required to be registered and are subject to various regulatory requirements, including, but not limited to, posting and collecting margin for un-cleared OTC swaps traded bilaterally with financial entities, recordkeeping, reporting and various business conduct requirements, as well as minimum financial capital requirements. These legislative and regulatory changes, and the resulting increased costs and regulatory oversight requirements, could result in market participants being required to, or deciding to, limit their trading activities, which could cause reductions in market liquidity and increases in market volatility. In addition, transaction costs incurred by market participants are likely to be higher than in the past, reflecting the costs of compliance with the new regulations. These consequences could adversely affect the level of the iShares® Silver Trust, which could in turn adversely affect the return on and value of your notes.

In addition, other regulatory bodies have passed or proposed, or may propose in the future, legislation similar to Dodd-Frank or other legislation containing other restrictions that could adversely impact the liquidity of and increase costs of participating in the commodities markets. For example, the European Union (“EU”) Markets in Financial Instruments Directive (Directive 2014/65/EU) and Markets in Financial Instruments Regulation (Regulation (EU) No 600/2014) (together “MiFID II”), which has applied since January 3, 2018, governs the provision of investment services and activities in relation to, as well as the organized trading of, financial instruments such as shares, bonds, units in collective investment schemes and derivatives. In particular, MiFID II requires EU Member States to apply position limits to the size of a net position which a person can hold at any time in commodity derivatives traded on EU trading venues and in “economically equivalent” OTC contracts. By way of further example, the European Market Infrastructure Regulation (Regulation (EU) No 648/2012) (“EMIR”) introduced certain requirements in respect of OTC derivatives including: (i) the mandatory clearing of OTC derivative contracts declared subject to the clearing obligation; (ii) risk mitigation techniques in respect of uncleared OTC derivative contracts, including the mandatory margining of uncleared OTC derivative contracts; and (iii) reporting and recordkeeping requirements in respect of all derivative contracts. In the event that the requirements under EMIR and MiFID II apply, these are expected to increase the cost of transacting derivatives.

The iShares® Silver Trust Is a Concentrated Investment in a Single Commodity and Does Not Provide Diversified Exposure

The price of shares of the iShares® Silver Trust is linked to the price of silver and not to a diverse basket of commodities or a broad-based commodity index. The price of silver may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. Because the notes are linked, in part, to the iShares® Silver Trust that is itself linked to the price of a single commodity, the notes may carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index.

The Price of the iShares® Silver Trust Is Linked to the Price of Silver, Which May Change Unpredictably and Affect the Value of the Notes in Unforeseeable Ways

The iShares® Silver Trust attempts to mirror, as closely as possible, before fees and expenses, the performance of the price of silver, and the value of the shares of the iShares® Silver Trust is most directly affected by the value of the silver bullion held by the iShares® Silver Trust. The silver markets are generally subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets and government regulation and intervention.

Silver prices are subject to volatile price movements over short periods of time and are generally affected by numerous factors. These include:

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a change in economic conditions, such as a recession. Silver is used in a wide range of industrial applications, and an economic downturn could have a negative impact on its demand and, consequently, its price and the level of the iShares® Silver Trust;

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a significant increase in silver hedging activity by silver producers. Traditionally, silver producers have not hedged to the same extent that other producers of precious metals (gold, for example) have. Should there be an increase in the level of hedging activity of silver producing companies, a decline in world silver prices could result, adversely affecting the level of the iShares® Silver Trust;
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a significant change in the attitude of speculators and investors towards silver. Should the speculative community take a negative view towards silver, a decline in world silver prices could occur, negatively impacting the level of the shares of the iShares® Silver Trust;
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global silver supply and demand, which is influenced by such factors as silver’s uses in jewelry, technology and industrial applications, purchases made by investors in the form of bars, coins and other silver products, forward selling by silver producers, purchases made by silver producers to unwind silver hedge positions, central bank purchases and sales, and production and cost levels in major silver-producing countries such as China, Mexico and Peru;
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global or regional political, economic or financial events and situations, especially those unexpected in nature;
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investors’ expectations with respect to the rate of inflation;
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interest rates;
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investment and trading activities of hedge funds and commodity funds;
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other economic variables such as income growth, economic output, and monetary policies; and
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investor confidence.

It is not possible to predict the aggregate effect of all or any combination of these factors. Conversely, several factors may trigger a temporary increase in the price of silver prior to the trade date for the notes. If that is the case, the initial underlier level of the iShares® Silver Trust will be affected by the temporarily high prices of silver, which will negatively affect your payments on the notes when the causes for the temporary increase disappear.

Investing in Notes Linked to the iShares® Silver Trust Is Not the Same as Investing Directly in Silver

The performance of the iShares® Silver Trust may not fully replicate the performance of the price of silver due to the fees and expenses charged by the iShares® Silver Trust or by restrictions on access to silver due to other circumstances. The iShares® Silver Trust does not generate any income and as the iShares® Silver Trust regularly sells silver to pay for its ongoing expenses, the amount of silver represented by each share of the iShares® Silver Trust has gradually declined over time. The iShares® Silver Trust sells silver to pay expenses on an ongoing basis irrespective of whether the trading price of the shares rises or falls in response to changes in the price of silver. The sale of the iShares® Silver Trust’s silver to pay expenses at a time of low silver prices could adversely affect the value of the iShares® Silver Trust and, therefore, the value of your notes. Additionally, there is a risk that part or all of the iShares® Silver Trust’s silver could be lost, damaged or stolen due to war, terrorism, theft, natural disaster or otherwise, which could adversely affect the value of your notes.

An Investment in the Notes Is Subject to Risks Associated with the London Bullion Market

The price of one share of the iShares® Silver Trust is closely related to the price of silver.

The net asset value of the iShares® Silver Trust is obtained by subtracting all accrued fees, expenses and other liabilities of the trust on any day from the total value of the silver and all other assets of the trust on that day.

In addition, the price at which silver is traded on over-the-counter markets around the world has an effect on the value of shares in the trust. Most of such over-the-counter market trading clears through the London bullion market, which is the market in London on which the members of the LBMA quote prices.

Investments in commodities that are traded on non-U.S. markets involve risks associated with the markets in those countries, including risks of volatility and governmental intervention in those markets. The LBMA is a self-regulatory association of bullion market participants. Although the LBMA sets out good practices for participants in the bullion market, the LBMA itself is not a regulated entity. If the LBMA should cease operations, if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, or if the LBMA should change any rule or bylaw or take emergency action under its rules, the market for silver, and consequently the levels of the iShares® Silver Trust, as well as the value of the notes, may be affected. The

London bullion market is a principals’ market which operates in a manner more closely analogous to an over-the-counter physical commodity market than a regulated futures market, and certain features of U.S. futures contracts are not present in the context of London bullion market trading. For example, there are no daily price limits on the London bullion market which would otherwise restrict fluctuations in the prices of London bullion market contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

Termination of the iShares® Silver Trust Could Adversely Affect the Value of the Notes

The iShares® Silver Trust may be required to terminate and liquidate at a time that is disadvantageous to you, such as when the price of silver is lower than the price of silver at the time when you purchased your notes.

The Correlation Between the Performance of the iShares® Silver Trust and the Price of Silver May Be Imperfect

A discrepancy may exist between the performance of the iShares® Silver Trust and the price of silver. Since the shares of the iShares® Silver Trust are traded on an exchange and are subject to market supply and investor demand, the market value of one share of the iShares® Trust may differ from the net asset value per share of the iShares® Silver Trust. As a result of the potential discrepancies identified above, the iShares® Silver Trust return may not correlate perfectly with the return on silver over the same period. For more information, see “The Underliers — iShares® Silver Trust” below.

Additional Risks Related to the Global X Uranium ETF

The Global X Uranium ETF Is Concentrated in Companies That Are Active in the Uranium Industry and Does Not Provide Diversified Exposure

The Global X Uranium ETF is not diversified. The Global X Uranium ETF’s assets will be concentrated in companies that are active in the uranium industry (“uranium companies”), which means the Global X Uranium ETF is more likely to be adversely affected by any negative performance of uranium mining companies than an ETF that has more diversified holdings across a number of sectors. Uranium companies are exposed to risks related to the global uranium market, the oil, gas and consumable fuels industry, the energy sector, and the uranium mining industry.

Companies involved in uranium production or use are subject to risks specific to the global uranium market. Uranium demand is closely linked to the nuclear power industry and may be affected by changes in energy policy, public perception of nuclear power, consumer demand, regulatory developments, and decisions regarding the construction, operation, or decommissioning of nuclear facilities. Uranium supply may be disrupted by factors such as mine development challenges, geopolitical events, regulatory or permitting issues, and production decisions in major uranium-producing regions. In addition, uranium prices may be influenced by long-term contracting practices, government stockpiling or release of uranium reserves, enrichment and fuel-cycle considerations, and speculative activity, which may contribute to increased volatility in uranium-related securities.

The value of securities issued by companies in the energy sector may decline for many reasons, including, without limitation, changes in energy prices; changes in supply and demand of energy resources, including oil and gas; international politics; energy conservation; the success of exploration projects; natural disasters or other catastrophes; changes in exchange rates, interest rates, or economic conditions; changes in demand for energy products and services; and tax and other government regulatory policies. Commodity price volatility, imposition of import controls, increased competition, depletion of resources, development of alternative energy sources, and technological developments may also impact the energy sector. Actions taken by central governments may dramatically impact supply and demand forces that influence energy prices, resulting in sudden decreases in value for companies in the energy sector.

The oil, gas and consumable fuels industry is cyclical and highly dependent on the market price of fuel. The market value of companies in the oil, gas and consumable fuels industry are strongly affected by the levels and volatility of global commodity prices, supply and demand, capital expenditures on exploration and production, energy conservation efforts, the prices of alternative fuels, exchange rates and technological advances. Companies in the oil, gas and consumable fuels industry are subject to substantial government regulation and contractual fixed pricing, which may increase the cost of business and limit these companies’ earnings. Actions taken by central governments or intergovernmental entities such as Organization of the Petroleum Exporting Countries may dramatically impact supply and demand forces that influence the market price of fuel, resulting in sudden decreases in value for companies in the oil, gas and consumable fuels industry. A significant portion of their revenues depends on a relatively small number of customers, including governmental entities and utilities. As a result, governmental budget restraints may have a material adverse effect on the stock prices of companies in the industry.

Uranium companies may be significantly subject to the effects of competitive pressures in the uranium mining industry and the price of uranium. The price of uranium may be affected by the demand for nuclear power, political and economic conditions in uranium producing and consuming countries, uranium supply from secondary sources, uranium production levels and costs of production, changes in inflation rates, interest rates, monetary policy, economic conditions, and political stability. The price of uranium may fluctuate substantially over short periods of time, therefore the Global X Uranium ETF’s price may be more volatile than other types of investments. In addition, uranium mining companies may also be significantly affected by import controls, worldwide competition, liability for environmental damage, depletion of resources, and mandated expenditures for safety and pollution control devices. The primary demand for uranium is from the nuclear energy industry, which uses uranium as fuel for nuclear power plants. Demand for nuclear energy may face considerable risk as a result of, among other risks, incidents and accidents, breaches of security, ill-intentioned acts or terrorism, air crashes, natural disasters (such as floods or earthquakes), equipment malfunctions or mishandling in storage, handling, transportation, treatment or conditioning of substances and nuclear materials.

The Sponsor of the Underlying Index, Solactive AG, Will Have Authority to Make Determinations that Could Affect the Value of Your Notes and the Amount You Receive at Maturity. The Goldman Sachs Group, Inc. Owns a Non-Controlling Interest in Solactive AG

The Solactive Global Uranium & Nuclear Components Total Return Index and the Solactive Global Copper Miners Total Return Index are calculated, administrated and distributed by Solactive AG (“Solactive”). The exercise of discretion by Solactive could adversely affect the value of your notes. The Goldman Sachs Group, Inc. owns a non-controlling interest in Solactive.

Risks Related to Tax

The Tax Consequences of an Investment in Your Notes Are Uncertain

The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the tax treatment of an instrument such as your notes, and any such guidance could adversely affect the value and the tax treatment of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes. We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences – United States Holders – Possible Change in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” on page PS-33 below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

The UNDERLIERS

VanEck Junior Gold Miners ETF

The shares of the VanEck Junior Gold Miners ETF (the “underlier”) are issued by VanEck ETF Trust (the “trust”), a registered investment company.

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The underlier is an exchange-traded fund that seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the MVIS® Global Junior Gold Miners Index (the “index”). The index includes companies that generate at least 50% of their revenues from gold and/or silver mining/royalties/streaming or have mining projects with the potential to generate at least 50% of their revenues from gold and/or silver when developed. Such companies may include small- and medium-capitalization companies and foreign issuers.
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The return on your notes is linked to the performance of the underlier, and not to that of the index on which the underlier is based. The performance of the underlier may significantly diverge from that of its index.
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The underlier’s investment advisor is Van Eck Associates Corporation.
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The underlier’s shares trade on the NYSE Arca under the ticker symbol “GDXJ”.
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The trust’s SEC CIK Number is 0001137360.
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The inception date for purposes of the ETF shares was November 10, 2009.

Effective September 1, 2021, the trust changed its name from VanEck Vectors® ETF Trust to VanEck ETF Trust. In addition, effective September 1, 2021, the name of the underlier changed from the VanEck Vectors® Junior Gold Miners ETF to the VanEck Junior Gold Miners ETF.

Where Information About the Underlier Can Be Obtained

Information filed by the trust with the U.S. Securities and Exchange Commission (“SEC”) electronically can be reviewed through a website maintained by the SEC. The address of the SEC’s website is sec.gov. Information filed with the SEC by the trust, including its reports to shareholders, can be located by referencing its CIK number referred to above. In addition, information regarding the underlier (including its fees, top ten holdings and weights, sector weights and country weights) may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents, and the underlier’s website. We are not incorporating by reference the website, the sources listed above or any material they include in this pricing supplement.

We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by the trust with the SEC.

We Obtained the Information About the Underlier From the Trust’s Publicly Available Information

This pricing supplement relates only to your note and does not relate to the underlier. We have derived all information about the underlier in this pricing supplement from the publicly available information referred to in the preceding subsection. We have not participated in the preparation of any of those documents or made any “due diligence” investigation or inquiry with respect to the underlier in connection with the offering of your note. Furthermore, we do not know whether all events occurring before the date of this pricing supplement — including events that would affect the accuracy or completeness of the publicly available documents referred to above and the trading price of shares of the underlier — have been publicly disclosed. Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning the underlier could affect the value you will receive at maturity and, therefore, the market value of your note.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlier.

We or any of our affiliates may currently or from time to time engage in business with the trust, including making loans to or equity investments in the trust or providing advisory services to the trust, including merger and acquisition advisory services. In the course of that business, we or any of our affiliates may acquire non-public information about the trust and, in addition, one or more of our affiliates may publish research reports about the underlier. As an investor in a note, you should undertake such independent investigation of the trust as in your judgment is appropriate to make an informed decision with respect to an investment in a note.

iShares® Silver Trust

The iShares® Silver Trust (the “trust”) issues shares (the “shares”) representing fractional undivided beneficial interests in its net assets.

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The purpose of the trust is to own silver transferred to the trust in exchange for shares issued by the trust. The trust seeks to reflect generally the performance of the price of silver. The trust seeks to reflect such performance before payment of the trust’s expenses and liabilities. The shares are intended to constitute a simple and cost-effective means of making an investment similar to an investment in silver.
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The trust’s trustee is The Bank of New York Mellon
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The shares trade under the ticker symbol “SLV” on the NYSE Arca.
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The trust’s SEC CIK Number is 0001330568.
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The trust’s inception date was April 21, 2006.

Where Information About the Trust Can Be Obtained

Information filed by the trust with the U.S. Securities and Exchange Commission (“SEC”) electronically can be reviewed through a website maintained by the SEC. The address of the SEC’s website is sec.gov. Information filed with the SEC by the trust, including its reports to shareholders, can be located by referencing its CIK number referred to above.

In addition, information regarding the trust (including its fees) may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents, and the trust’s website. We are not incorporating by reference the website, the sources listed above or any material they include in this pricing supplement.

We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by the trust with the SEC.

We Obtained the Information About the Trust From the Trust’s Publicly Available Information

This pricing supplement relates only to your note and does not relate to the trust. We have derived all information about the trust in this pricing supplement from the publicly available information referred to in the preceding subsection. We have not participated in the preparation of any of those documents or made any “due diligence” investigation or inquiry with respect to the trust in connection with the offering of your note. Furthermore, we do not know whether all events occurring before the date of this pricing supplement — including events that would affect the accuracy or completeness of the publicly available documents referred to above and the trading price of shares of the trust — have been publicly disclosed. Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning the trust could affect the value you will receive at maturity and, therefore, the market value of your note.

Neither we nor any of our affiliates make any representation to you as to the performance of the trust.

We or any of our affiliates may currently or from time to time engage in business with the trust, including making loans to or equity investments in the trust or providing advisory services to the trust, including merger and acquisition advisory services. In the course of that business, we or any of our affiliates may acquire non-public information about the trust and, in addition, one or more of our affiliates may publish research reports about the trust. As an investor in a note, you should undertake such independent investigation of the trust as in your judgment is appropriate to make an informed decision with respect to an investment in a note.

Global X Uranium ETF

The shares of the Global X Uranium ETF (the “underlier”) are issued by the Global X Funds (the “trust”), a registered investment company.

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The underlier is an exchange-traded fund that seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Solactive Global Uranium & Nuclear Components Total Return Index (the “index”). The index is designed to measure broad based equity market performance of global companies involved in the uranium industry, including companies that are engaged in uranium mining, exploration for uranium, technologies related to the uranium industry and the production of nuclear components.
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The return on your notes is linked to the performance of the underlier, and not to that of the index on which the underlier is based. The underlier generally will use a replication strategy, which is an indexing strategy that involves investing in the securities of the index in approximately the same proportions as in the index. However, the underlier may utilize a representative sampling strategy with respect to the index when a replication strategy might be detrimental or disadvantageous to shareholders, which means the underlier’s holdings are not the same as those of its index. The performance of the underlier may significantly diverge from that of its index.
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The underlier’s investment advisor is Global X Management Company LLC.
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The underlier's shares trade on the NYSE Arca under the ticker symbol “URA”.
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The trust’s SEC CIK Number is 0001432353.
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The underlier’s inception date was November 4, 2010.

Holdings with Weights Equal to or in Excess of 20% of the Global X Uranium ETF as of August 13, 2026

Cameco Corporation is registered under the Securities Exchange Act of 1934. Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by this underlier stock issuer with the SEC electronically can be reviewed through a website maintained by the SEC. The address of the SEC’s website is sec.gov. Information filed with the SEC by the above-referenced underlier stock issuer under the Exchange Act can be located by referencing its SEC file number specified below.

The graph below shows the daily historical closing prices of Cameco Corporation from January 1, 2021 through August 13, 2026. We obtained the prices in the graph below using data from Bloomberg Financial Services, without independent verification. We have taken the description of the underlier stock issuer set forth below from publicly available information without independent verification.

According to publicly available information, Cameco Corporation has operations that span the nuclear fuel cycle from exploration to fuel services, which include uranium production, refining, uranium dioxide and uranium hexafluoride conversion services and CANDU fuel manufacturing for heavy water reactors. Information filed with the SEC by the underlier stock issuer under the Exchange Act can be located by referencing its SEC file number 001-14228.

Historical Performance of Cameco Corporation

Where Information About the Underlier Can Be Obtained

Information filed by the trust with the U.S. Securities and Exchange Commission (“SEC”) electronically can be reviewed through a website maintained by the SEC. The address of the SEC’s website is sec.gov. Information filed with the SEC by the trust, including its reports to shareholders, can be located by referencing its CIK number referred to above. In addition, information regarding the underlier (including its fees, top ten holdings and weights, sector weights and country weights) may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents, and the underlier’s website. We are not incorporating by reference the website, the sources listed above or any material they include in this pricing supplement.

We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by the trust with the SEC.

We Obtained the Information About the Underlier From the Trust’s Publicly Available Information

This pricing supplement relates only to your note and does not relate to the underlier. We have derived all information about the underlier in this pricing supplement from the publicly available information referred to in the preceding subsection. We have not participated in the preparation of any of those documents or made any “due diligence” investigation or inquiry with respect to the underlier in connection with the offering of your note. Furthermore, we do not know whether all events occurring before the date of this pricing supplement — including events that would affect the accuracy or completeness of the publicly available documents referred to above and the trading price of shares of the underlier — have been publicly disclosed. Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning the underlier could affect the value you will receive at maturity and, therefore, the market value of your note.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlier.

We or any of our affiliates may currently or from time to time engage in business with the trust, including making loans to or equity investments in the trust or providing advisory services to the trust, including merger and acquisition advisory services. In the course of that business, we or any of our affiliates may acquire non-public information about the trust and, in addition, one or more of our affiliates may publish research reports about the underlier. As an investor in a note, you should undertake such independent investigation of the trust as in your judgment is appropriate to make an informed decision with respect to an investment in a note.

Historical Closing Levels of the Underliers

The closing levels of the underliers have fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the underliers have recently experienced extreme and unusual volatility. Any historical upward or downward trend in the closing level of any underlier during the period shown below is not an indication that such underlier is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical closing levels of an underlier as an indication of the future performance of an underlier, including because of the recent volatility described above. We cannot give you any assurance that the future performance of any underlier or the underlier stocks will result in you receiving the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underliers. Before investing in the offered notes, you should consult publicly available information to determine the relevant underlier levels between the date of this pricing supplement and the date of your purchase of the offered notes and, given the recent volatility described above, you should pay particular attention to recent levels of the underliers. The actual performance of an underlier over the life of the offered notes, as well as the cash settlement amount at maturity may bear little relation to the historical levels shown below.

The graphs below show the daily historical closing levels of each underlier from January 1, 2021 through August 13, 2026. As a result, the following graphs do not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and commodities and, as a result, the level of most equity ETFs and most commodity ETFs. We obtained the levels in the graphs below from Bloomberg Financial Services, without independent verification.

Historical Performance of the VanEck Junior Gold Miners ETF

Historical Performance of the iShares® Silver Trust

Historical Performance of the Global X Uranium ETF

Supplemental Discussion of U.S. Federal Income Tax Consequences

The following section supplements and, to the extent inconsistent, replaces, the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. In addition, it is the opinion of Sidley Austin llp that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•
a dealer in securities or currencies;
•
a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•
a bank;
•
a life insurance company;
•
a regulated investment company;
•
an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
•
a tax exempt organization;
•
a partnership;
•
a person that owns a note as a hedge or that is hedged against interest rate risks;
•
a person that owns a note as part of a straddle or conversion transaction for tax purposes; or
•
a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a note and you are:

•
a citizen or resident of the United States;
•
a domestic corporation;
•
an estate whose income is subject to U.S. federal income tax regardless of its source; or
•
a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment. Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the notes. Under one reasonable approach, each note could be treated, for U.S. federal income tax purposes, as a unit (a “Unit”) consisting of the following:

i)
a put option (the “Put Option”) written by you to us that, if exercised, requires you to pay us an amount equal to the Deposit (as defined below) in exchange for a cash amount based upon the performance of the underliers; and
ii)
a deposit with us of a fixed amount of cash, equal to the issue price of the note, to secure your obligation under the Put Option (the “Deposit”) that pays you interest based on our cost of borrowing at the time of issuance (the “Deposit Interest”).

Based on the treatment of each note as a Unit consisting of the Put Option and the Deposit, it would be reasonable to allocate the coupon between the Deposit and the Put Option and treat 42.81% of each coupon payment as Deposit Interest and 57.19% of each coupon payment as Put Option premium. Under this approach, it would be reasonable to allocate 100% of the issue price of a note to the Deposit and none to the Put Option.

No statutory, judicial or administrative authority directly addresses the proper treatment of the notes or instruments similar to the notes for U.S. federal income tax purposes, and no ruling is being requested from the Internal Revenue Service with respect to the notes. Significant aspects of the U.S. federal income tax consequences of an investment in the notes are uncertain, and no assurance can be given that the Internal Revenue Service or a court will agree with the tax treatment described herein. In the opinion of our counsel, Sidley Austin LLP, the treatment of the notes described above is reasonable under current law, however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible. Accordingly, you should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the notes (including alternative treatments of the notes). Unless otherwise expressly stated, the remainder of this discussion is based upon, and assumes, the treatment of each note as a Unit consisting of the Put Option and the Deposit, as well as the allocation of the coupons and issue price of the note described above.

The Deposit Interest payments will be included in the income of a United States holder as interest at the time that such interest is accrued or received in accordance with such United States holder’s regular method of tax accounting. The Put Option premium will not be included in the income of a United States holder until the sale, exchange, redemption or maturity of the notes. Accordingly, all of the Put Option premium payments on the notes (except for the last Put Option premium payment) generally will not be included in the income of a United States holder when they are received.

If at maturity the United States holder receives cash equal to the full principal amount plus the last Deposit Interest payment and the last Put Option premium payment, then such United States holder (i) would include the last Deposit Interest payment in income as interest in the manner described above and (ii) would recognize short-term capital gain equal to the entire amount of Put Option premium, which amount is equal to the sum of all of the Put Option premium payments received.

If at maturity the United States holder receives an amount of cash that is less than the full principal amount and receives the last Deposit Interest payment and the last Put Option premium payment, then such United States holder (i) will include the last Deposit Interest payment in income as interest in the manner described above and (ii) will recognize capital gain or loss with respect to the remaining cash received at maturity (other than the last Put Option premium payment) in an amount equal to the difference between (1) the sum of all of the Put Option premiums received (including the last Put Option premium payment) and (2) the excess of the principal amount of the note over the amount of such cash received.

Upon a redemption of the notes, a United States holder (i) would include the last Deposit Interest payment in income as interest in the manner described above and (ii) would recognize short-term capital gain equal to the sum of all the Put Option premium payments received.

Upon the sale or exchange of a note (except upon a redemption of the notes, which is described above), a United States holder generally should recognize capital gain or loss equal to the difference between (i) an amount equal to the amount realized on the sale or exchange (to the extent such amount is not attributable to accrued but unpaid Deposit Interest on the Deposit, as described above, which will be taxed as such) plus the amount of Put Option premiums previously paid to such United States holder, if any, and (ii) such United States holder’s adjusted tax basis in the notes. A United States holder’s adjusted tax basis in a note generally will equal such United States holder’s cost for that note. Alternatively, it is possible that a United States holder could be required to recognize gain or loss with respect to the Deposit and Put Option separately based upon their relative fair market values (as determined on the disposition date). In such event, the character and amount of income, gain or loss could differ significantly from that described above. Prospective investors should consult their tax advisors in this regard.

No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments. There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment debt instruments.

Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield — i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes — and then determining a payment schedule as of the applicable original issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

If the rules governing contingent payment debt instruments apply, any gain you recognize upon the sale, exchange, redemption or maturity of your notes would be treated as ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, as capital loss.

If the rules governing contingent payment debt instruments apply, special rules would apply to persons who purchase a note at other than the adjusted issue price as determined for tax purposes.

It is possible that the Internal Revenue Service could assert that your notes should generally be characterized as described above, except that (1) the gain you recognize upon the sale, exchange, redemption or maturity of your notes should be treated as ordinary income or (2) you should not include the coupon payments in income as you receive them but instead you should reduce your basis in your notes by the amount of coupon payments that you receive. It is also possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you different from those described above.

It is also possible that the Internal Revenue Service could assert that your notes should be treated as giving rise to “collectibles” gain or loss if you have held your notes for more than one year, although we do not think such a treatment would be appropriate in this case because a sale or exchange of the notes is not a sale or exchange of a collectible but is rather a sale or exchange of a derivative contract that reflects, in part (through the iShares® Silver Trust), the price of a collectible. “Collectibles” gain is currently subject to tax at marginal rates of up to 28%.

It is also possible that the Internal Revenue Service could seek to characterize your notes as notional principal contracts. It is also possible that the coupon payments would not be treated as either ordinary income or interest for U.S. federal income tax purposes, but instead would be treated in some other manner.

You should consult your tax advisor as to possible alternative characterizations of your notes for U.S. federal income tax purposes.

Possible Change in Law

In 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes.

In addition, on December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as the offered notes including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

Non-United States Holders

This section applies to you only if you are a non-United States holder. You are a non-United States holder if you are the beneficial owner of the notes and are, for U.S. federal income tax purposes:

•
a nonresident alien individual;
•
a foreign corporation; or
•
an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

Because the U.S. federal income tax treatment (including the applicability of withholding) of the notes is uncertain, in the absence of further guidance, although a withholding agent other than us may determine otherwise (as discussed below), if we are the withholding agent, we intend to withhold on the coupon payments made to you at a 30% rate or at a lower rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not make payments of any additional amounts. To claim a reduced treaty rate for withholding, you generally must provide a valid Internal Revenue Service Form W-8BEN, Internal Revenue Service Form W-8BEN-E, or an acceptable substitute form upon which you certify, under penalty of perjury, your status as a non-United States holder and your entitlement to the lower treaty rate. Payments will be made to you at a reduced treaty rate of withholding only if such reduced treaty rate would apply to any possible characterization of the payments (including, for example, if the coupon payments were characterized as contract fees).

Notwithstanding the foregoing, assuming the treatment of each note as a Unit consisting of the Put Option and the Deposit is respected, a withholding agent may conclude that payments made with respect to a note, and gain realized on sale, exchange, redemption or other disposition of such note, should not be subject to U.S. federal income or withholding tax under current law, provided that:

(i) the non-United States holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

(ii) the non-United States holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

(iii) the non-United States holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code; and

(iv) the certification requirement described below has been fulfilled with respect to the beneficial owner.

The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a note (or a financial institution holding a note on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN (or other appropriate form), on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

Withholding also may not apply to coupon payments made to you if: (i) the coupon payments are “effectively connected” with your conduct of a trade or business in the United States and are includable in your gross income for U.S. federal income tax purposes, (ii) the coupon payments are attributable to a permanent establishment that you maintain in the United States, if required by an applicable tax treaty, and (iii) you comply with the requisite certification requirements (generally, by providing an Internal Revenue Service Form W-8ECI). If you are eligible for a reduced rate of United States withholding tax, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the Internal Revenue Service.

“Effectively connected” payments includable in your United States gross income are generally taxed at rates applicable to United States citizens, resident aliens, and domestic corporations; if you are a corporate non-United States holder, “effectively connected” payments may be subject to an additional “branch profits tax” under certain circumstances.

You will also be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your notes and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation – Taxation of Debt Securities – Non-United States Holders” in the accompanying prospectus.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effect, that would cause payments on your notes to be subject to withholding, even if you comply with certification requirements as to your foreign status.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective non-United States holders of the notes should consult their tax advisors in this regard.

In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of coupon payments and any amounts you receive upon the sale, exchange, redemption or maturity of your notes, could be collected via withholding. If these regulations were to apply to the notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on the underliers during the term of the notes. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to any coupon payment or the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2027, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations). We have determined that, as of the issue date of your notes, your notes will not be subject to withholding under these rules. In certain limited circumstances, however, you should be aware that it is possible for non-United States holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required. You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to the FATCA withholding rules.

Supplemental plan of distribution; conflicts of interest

See “Supplemental Plan of Distribution” on page S-51 of the accompanying general terms supplement no. 17,745 and “Plan of Distribution — Conflicts of Interest” on page 127 of the accompanying prospectus. GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $20,000.

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement, and to certain securities dealers at such price less a concession not in excess of 3.75% of the face amount. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder. We have been advised that GS&Co. will also pay a fee to iCapital Markets LLC, a broker-dealer in which an affiliate of GS Finance Corp. holds an indirect minority equity interest, for services it is providing in connection with this offering.

We will deliver the notes against payment therefor in New York, New York on August 18, 2026. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

The notes will not be listed on any securities exchange or interdealer quotation system.

VALIDITY OF THE NOTES AND GUARANTEE

In the opinion of Sidley Austin LLP, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the notes offered by this pricing supplement have been executed and issued by GS Finance Corp., such notes have been authenticated by the trustee pursuant to the indenture, and such notes have been delivered against payment as contemplated herein, (a) such notes will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) the guarantee with respect to such notes will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated January 27, 2025, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on January 27, 2025.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying general terms supplement no. 17,745, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, the accompanying general terms supplement no. 17,745, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying general terms supplement no. 17,745, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

$740,000

GS Finance Corp.

Autocallable Fixed Coupon ETF-Linked Notes due 2029

guaranteed by

The Goldman Sachs Group, Inc.

Goldman Sachs & Co. LLC